HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
                       STATEMENT OF PER SHARE NET LOSS


EXHIBIT 11


                                         Three Months Ended            Six Months Ended
                                         March 31                      March 31
                                         -------------------------     -------------------------
                                         1996           1995           1995           1994
                                         ----------     ----------     ----------     ----------


Net Loss                                 $ (489,587)    $ (283,505)    $ (694,152)    $ (723,380)

Net loss per share                       $    (0.11)    $    (0.09)    $    (0.18)    $    (0.23)

Weighted average shares outstanding       4,533,404      3,154,133      3,840,167      3,152,044
